« ArcelorMittal » société anonyme Luxembourg R.C.S. Luxembourg, section B numéro 82454

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STATUTS COORDONNES à la date du 8 mai 2012

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Article 1. Form - Corporate name

The Company’s legal name is ArcelorMittal and it is a public limited company (“société anonyme”).

Article 2. Duration

The Company is established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders taken in the same manner as for a change in the articles of association in accordance with article 19 below.

Article 3. Corporate purpose

The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realise that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Article 4. Registered office

The Company’s registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the municipality of Luxembourg City by simple decision of the board of directors. Branches or offices both in the Grand Duchy of Luxembourg and abroad may be set up by simple decision of the board of directors.

In the event that the board of directors determines that extraordinary political, economic or societal events have occurred or are imminent that may hinder the ordinary course activities of the Company at the registered office or the ease of communication either with that office or from that office to places abroad, it may temporarily transfer the registered office to a location abroad until the complete cessation of the abnormal circumstances; provided, however, that such temporary transfer shall have no effect on the nationality of the Company, which, despite the temporary transfer of its registered office, shall remain a Luxembourg company.

Article 5. Capital - Increase in capital

5.1. The issued share capital amounts to six billion four hundred and twenty-eight million five thousand nine hundred and ninety-one Euro and eighty cents (EUR 6,428,005,991.80). It is represented by one billion five hundred and sixty million nine hundred and fourteen thousand six hundred and ten (1,560,914,610) fully paid-up shares without nominal value.

5.2. The Company’s authorised share capital, including the issued share capital, shall amount to seven billion seven hundred twenty-five million two hundred and sixty thousand five hundred and ninety-nine Euro and eighteen cents (EUR 7,725,260,599.18), represented by one billion seven hundred and seventy-three million ninety-one thousand four hundred and sixty-one (1,773,091,461) shares without nominal value.

5.3. The issued capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the articles of association under article 19 of the present articles of association.

5.4. Subject to the provisions of the law on commercial companies (hereinafter referred to as “the Law”), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. Such preferential right of subscription shall be proportional to the fraction of the capital represented by the shares held by each shareholder.

The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with article 19 of the present articles of association.

The preferential subscription right may also be limited or cancelled by the board of directors (i) in the event that the general meeting of shareholders delegates, under the conditions laid down in article 19 of the present articles of association and by amending the present articles of association, to the board of directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years set by the general meeting, as well as (ii) pursuant to the authorization conferred by article 5.5 of the present articles of association.

5.5. The board of directors is authorised, during a period from the date of this general meeting of shareholders and ending on the fifth anniversary of the date of publication in the Luxembourg legal gazette of the minutes of the general meeting held on 8th May 2012, without prejudice to any renewals, to increase the issued capital on one or more occasions within the limits of the authorised capital.

The board of directors is authorised to determine the conditions of any capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new shares, or following the issue and the exercise of subordinated or non-subordinated bonds, convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), or following the issue of bonds with warrants or other rights to subscribe for shares attached, or through the issue of stand-alone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares.

The board of directors is authorised to set the subscription price, with or without issue premium, the date from which the shares or other financial instruments will carry beneficial rights and, if applicable, the duration, amortisation, other rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid financial instruments as well as all the other conditions and terms of such financial instruments including as to their subscription, issue and payment, for which the board of directors may make use of Article 32-1 paragraph 3 of the Law.

The board of directors is authorised to limit or cancel the preferential subscription rights of existing shareholders.

Decisions of the board of directors relating to the issue, pursuant to the authorisation conferred by this article 5.5, of any financial instruments carrying or potentially carrying a right to equity shall, by way of derogation from article 9 of the present articles of association, be taken by a majority of two-thirds of the members present or represented.

When the board of directors has implemented a complete or partial increase in capital as authorised by the foregoing provisions, article 5 of the present articles of association shall be amended to reflect that increase.

The board of directors is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other financial instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts of any such increase that are reserved for financial instruments which may carry an entitlement to shares.

5.6. The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by the Company.

Article 6. Shares

6.1. Shares shall be issued solely in the form of registered shares.

6.2. Subject to article 6.3., the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.

6.3. However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depositary of securities or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company - subject to its having received from the Depositary with whom those shares are kept in account a confirmation in proper form - will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings and shall consider those persons to be the owners of the shares for the purpose of article 7 of the present articles of association. The board of directors may determine the requirements with which such confirmations must comply.

Notwithstanding the foregoing, the Company shall make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depositary or sub-depositary recorded in the register or in accordance with the Depositary or sub-depositary’s instructions, and that payment shall release the Company from any and all obligations for such payment.

6.4. Confirmations that an entry has been made in the register of shareholders will be provided to shareholders directly recorded in the register of shareholders or, in case of Depositaries or sub-depositaries recorded in the register, upon their request. Except for transfers in accordance with the rules and regulations of the relevant Depositary, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

6.5. Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.

6.6. The shares of the Company are indivisible vis-à-vis the Company - and the Company shall recognise only one legal owner per share. Owners per indivisum must be represented vis-à-vis the Company by a single person in order to be able to exercise their rights.

Article 7. Rights and obligations of shareholders

7.1. The provisions of articles 8 to 15 inclusive of the law of 11 January 2008 on transparency requirements on issuers of securities (the “Transparency Law”) and the implementing provisions under the related Grand Ducal and CSSF regulations (as the same may be amended, supplemented or replaced (together with the Transparency Law, the “Securities Regulations”)) and the sanction of suspension of voting rights set out therein shall also apply (a) to any acquisition or disposal of shares resulting in a shareholding reaching, increasing above or decreasing below a threshold of two and one-half per cent (2.5%) of voting rights in the Company, (b) to any acquisition or disposal of shares resulting in a shareholding reaching, increasing above or decreasing below a threshold of three per cent (3%) of voting rights in the Company and (c), over and above three per cent (3%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being reached or crossed (either through an increase or a decrease). Any reference in this article 7 to an acquisition, disposal or holding of shares shall be deemed to include a reference to the acquisition, disposal or holding of the financial instruments referred to by the Securities Regulations, and the voting rights attaching to shares held or controlled by a person shall be aggregated with the voting rights attaching to the shares underlying such financial instruments held by such person.

7.2 Any person who, taking into account articles 9 and 11(4) and (5) of the Transparency Law acquires shares resulting in possession of five per cent (5%) or more or a multiple of five percent (5%) or more of the voting rights in the Company must on pain of the suspension of voting rights pursuant to article 28 of the Transparency Law inform the Company, within ten (10) Luxembourg Stock Exchange trading days following the date such threshold is reached or crossed by registered mail with return receipt requested, of such person’s intention (a) to acquire or dispose of shares in the Company within the next twelve (12) months, (b) to seek to obtain control over the Company or (c) to seek to appoint a member to the Company’s board of directors.

7.3 Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to articles 9 and 11(4) and (5) of the Transparency Law, one quarter (25%) or more of the total voting rights in the Company, shall be obliged to make, or cause to be made, in each country where the Company’s securities are admitted to trading on a regulated or other market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding shares and securities giving access to shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter, collectively, “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned.

In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down in the first paragraph of this article 7.3.

This obligation to make an unconditional cash offer shall not apply if the acquisition of the Company’s shares by the person making such notification has received the prior assent of the Company’s shareholders in the form of a resolution adopted in conformity with article 19 of the present articles of association at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.

7.4. If the public offer as described in article 7.3 of the present articles of association has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights referred to in paragraph 1 of article 7.3 of the present articles of association or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the securities of the Company are admitted to trading (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions shall be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold set in paragraph 1 of article 7.3 of the present articles of association as from which a public offer has to be made.

A shareholder who has exceeded the threshold set by paragraph 1 of article 7.3 of the present articles of association and requires a general meeting of shareholders to be called pursuant to article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in article 7.3 of the present articles of association before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold set by paragraph 1 of article 7.3 of the present articles of association shall be suspended.

If, at the date on which the annual general meeting is held, a shareholder exceeds the threshold set by paragraph 1 of article 7.3 of the present articles of association, his or her voting rights shall be suspended to the extent of the percentage exceeding the said threshold except where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold or where the shareholder has definitively and irrevocably made the public offer required by article 7.3. of the present articles of association.

7.5. The provisions of article 7 shall not apply:

(i) to the Company itself in respect of shares directly or indirectly held in treasury,

(ii) to Depositories, acting as such, provided that said Depositories may only exercise the voting right attached to such shares if they have received instructions from the owner of the shares, the provisions of this article 7 thereby applying to the owner of the shares,

(iii) to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity,

(iv) to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company and all of the securities linked to capital,

(v) to the acquisition or transfer of a participation remaining below ten per cent (10%) of total voting rights by a market maker acting in this capacity, provided that:

a) it is approved by its home Member State by virtue of directive 2004/39/CE; and

b) it neither interferes in the management of the Company nor exercises influence on the Company to acquire its shares or to maintain their price.

7.6. Voting rights are calculated on the basis of the entirety of the shares to which voting rights are attached even if the exercise of such voting rights is suspended.

Article 8. Board of directors

8.1. The Company shall be administered by a board of directors composed of at least three (3) members and of a maximum of eighteen (18) members; all of whom except the Chief Executive Officer (“administrateur-président de la direction générale”) shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company (“administrateur-président de la direction générale”), shall have an executive position or executive mandate with the Company or any entity controlled by the Company.

At least one-half of the board of directors shall be composed of independent members. A member of the board of directors shall be considered as “independent”, if (i) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange (the “Listed Company Manual”), as it may be amended, or any successor provision, subject to the exemptions available for foreign private issuers, and if (ii) he or she is unaffiliated with any shareholder owning or controlling more than two percent (2%) of the total issued share capital of the Company (for the purposes of this article, a person is deemed affiliated to a shareholder if he or she is an executive officer, or a director who is also employed by the shareholder, a general partner, a managing member, or a controlling shareholder of such shareholder).

8.2. The members of the board of directors do not have to be shareholders in the Company.

8.3. The members of the board of directors shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating on the date to be determined at the time of their appointment and, with respect to appointments which occur after the 13th November 2007 (except in the event of the replacement of a member of the board of directors during his or her mandate) at the third annual general meeting following the date of their appointment.

8.4. At any general meeting of shareholders held after 1st August 2009, the Mittal Shareholder (as defined below) may, at its discretion, decide to exercise the right of proportional representation provided in the present article and nominate candidates for appointment as members of the board of directors (the “Mittal Shareholder Nominees”) as follows. Upon any exercise by the Mittal Shareholder of the right of proportional representation provided by this article, the general meeting of shareholders shall elect, among the Mittal Shareholder Nominees, a number of members of the board of directors determined by the Mittal Shareholder, such that the number of members of the board of directors so elected among the Mittal Shareholder Nominees, in addition to the number of members of the board of directors in office who were elected in the past among the Mittal Shareholder Nominees, shall not exceed the Proportional Representation. For the purposes of this article, the “Proportional Representation” shall mean the product of the total number of members of the board of directors after the proposed election(s) and the percentage of the total issued and outstanding share capital of the Company owned, directly or indirectly, by the Mittal Shareholder on the date of the general meeting of shareholders concerned, with such product rounded to the closest integral. When exercising the right of Proportional Representation granted to it pursuant to this article, the Mittal Shareholder shall specify the number of members of the board of directors that the general meeting of shareholders shall elect from among the Mittal Shareholder Nominees, as well as the identity of the Mittal Shareholder Nominees. For purposes of this article the “Mittal Shareholder” shall mean collectively Mr. Lakshmi N. Mittal or Mrs. Usha Mittal or any of their heirs or successors acting directly or indirectly through Mittal Investments S.à r.l., ISPAT International Investments S.L. or any other entity controlled, directly or indirectly, by either of them. The provisions of this article shall not in any way limit the rights that the Mittal Shareholder may additionally have to nominate and vote in favour of the election of any director in accordance with its general rights as a shareholder.

8.5. A member of the board of directors may be dismissed with or without cause and may be replaced at any time by the general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

In the event that a vacancy arises on the board of directors following a member’s death or resignation or for any other reason, the remaining members of the board of directors may, by a simple majority of the votes validly cast, elect a member of the board of directors so as temporarily to fulfil the duties attaching to the vacant post until the next general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

8.6. Except for a meeting of the board of directors convened to elect a member to fill a vacancy as provided in the second paragraph of article 8.5, or to convene a general meeting of shareholders to deliberate over the election of Mittal Shareholder Nominees, and except in the event of a grave and imminent danger requiring an urgent board of directors’ decision, which shall be approved by the directors elected from among the Mittal Shareholder Nominees, the board of directors of the Company will not be deemed to be validly constituted and will not be authorized to meet until the general meeting of shareholders has elected from among the Mittal Shareholder Nominees the number of members of the board of directors required under article 8.4.

8.7. In addition to the directors’ fees determined in accordance with article 17 below, the general meeting may grant members of the board of directors a fixed amount of compensation and attendance fees, and upon the proposal of the board of directors, allow the reimbursement of the expenses incurred by members of the board of directors in order to attend the meetings, to be imputed to the charges.

The board of directors shall in addition be authorised to compensate members of the board of directors for specific missions or functions

8.8. The Company will indemnify, to the broadest extent permitted by Luxembourg law, any member of the board of directors or member of the management board, as well as any former member of the board of directors or member of the management board, for any costs, fees and expenses reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he or she may be made a party by virtue of his or her former or current role as member of the board of directors or member of the management board of the Company.

Notwithstanding the foregoing, a former or current member of the board of directors or member of the management board will not be indemnified if he or she is found guilty of gross negligence, fraud, fraudulent inducement, dishonesty or of the commission of a criminal offence or if it is ultimately determined that he or she has not acted honestly and in good faith and with the reasonable belief that his or her actions were in the Company’s best interests.

The aforementioned indemnification right shall not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative.

The provisions above shall inure to the benefit of the heirs and successors of the former or current member of the board of directors or member of the management board without prejudice to any other indemnification rights that he or she may otherwise claim.

Subject to any procedures that may be implemented by the board of directors in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this article 8.8 may be advanced by the Company, provided that the concerned former or current member of the board of directors or member of the management board delivers a written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he or she is not entitled to indemnification under this article 8.8.

Article 9. Procedures for meetings of the Board of Directors

The board of directors shall choose from amongst its members a chairman of the board of directors (the “Chairman of the board of directors”) (Président du conseil d’administration) and, if considered appropriate, a president (the “President”) (Président) and one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet, when convened by the Chairman of the board of directors or the President, or a vice-chairman, or two (2) members of the board of directors, at the place indicated in the notice of meeting.

The meetings of the board of directors shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President, and of the vice-chairmen, the board of directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.

A written notice of meeting shall be sent to all members of the board of directors for every meeting of the board of directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by electronic mail or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each member of the board of directors given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the board of directors held on the dates and at the times and places determined in a resolution adopted beforehand by the board of directors.

For any meeting of the board of directors, each member of the board of directors may designate another member of the board of directors to represent him and vote in his or her name and place, provided that a given member of the board of directors may not represent more than one of his or her colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.

The board of directors may deliberate and act validly only if the majority of the members of the board of directors are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the members of the board of directors present or represented. None of the members of the board of directors, including the Chairman of the board of directors, the President and vice-chairmen, has a casting vote.

A member of the board of directors may take part in and be regarded as being present at a meeting of the board of directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.

If all the members of the board of directors agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the members of the board of directors to meet. To this end, the members of the board of directors may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the member of the board of directors who wrote the document. The consent may be given on separate documents which together constitute the minutes of such decisions.

Article 10. Minutes of meetings of the board of directors

The minutes of meetings of the board of directors shall be signed by the person who chaired the meeting and by those members of the board of directors taking part in the meeting and who request to sign such minutes.

Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by the Chairman of the board of directors or the President or a vice-chairman.

Article 11. Powers of the board of directors

11.1. The board of directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by the Law or the present articles of association shall be within the competence of the board of directors.

11.2. The board of directors may decide to set up committees to consider matters submitted to them by the board of directors, including an audit committee and an appointments, remuneration and corporate governance committee. The audit committee shall be composed solely of independent members of the board of directors, as defined in article 8.1.

11.3. The board of directors may delegate the day-to-day management of the Company’s business and the power to represent the Company with respect thereto to one or more executive officers (directeurs généraux), executives (directeurs) or other agents, who may together constitute a management board (direction générale) deliberating in conformity with rules determined by the board of directors. The board of directors may also delegate special powers to any person and confer special mandates on any person.

Article 12. Authorised signatures

The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the board of directors.

Article 13. Shareholders’ meetings – General

13.1 Any duly constituted general meeting of the Company’s shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company’s operations.

13.2. General meetings shall be convened at least 30 days before the meeting date. If the general meeting is reconvened for lack of quorum, the convening notice for the reconvened meeting shall be published at least 17 days before the meeting date.

13.3 The record date for general meetings shall be the 14th day at midnight (24:00 hours) (Luxembourg time) before the date of the general meeting (the “Record Date”). Shareholders shall notify the Company of their intention to participate in the general meeting in writing by post or electronic means at the postal or electronic address indicated in the convening notice, no later than the day determined by the board of directors, which may not be earlier than the Record Date, indicated in the convening notice.

13.4 The documents required to be submitted to the shareholders in connection with a general meeting shall be posted on the Company’s corporate website from the date of first publication of the general meeting convening notice in accordance with Luxembourg law.

13.5 General meetings of shareholders shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President and of the vice-chairmen, the general meeting of shareholders shall be presided over by the most senior member of the board of directors present.

13.6 Each share shall be entitled to one vote. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing and notifying such appointment by post or by electronic means at the postal or electronic address indicated in the convening notice.

13.7 Except where law or the articles of association provide otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.

13.8 When organising a general meeting, the board of directors may in its sole discretion decide to set up arrangements allowing shareholders to participate by electronic means in a general meeting by way inter alia of the following forms of participation: (i) real time transmission of the general meeting; (ii) real time two-way communication enabling shareholders to address the general meeting from a remote location; or (iii) a mechanism for casting votes, whether before or during the general meeting, without the need to appoint a proxyholder physically present at the meeting.

The board of directors may also determine that shareholders may vote from a remote location by correspondence, by means of a form provided by the Company including the following information:

-	the name, address and any other pertinent information concerning the shareholder,

-	the number of votes the shareholder wishes to cast, the direction of his or her vote, or his or her abstention,

-	the agenda of the meeting including the draft resolutions,

-	at the discretion of the Company, the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder’s submission of the form provided by the Company,

-	the period within which the form and the confirmation referred to below must be received by or on behalf of the Company, and

-	the signature of the shareholder.

A shareholder using a voting form and who is not directly recorded in the register of shareholders must annex to the voting form a confirmation of his shareholding as of the Record Date as provided by article 6.3. Once the voting forms are submitted to the Company, they can neither be retrieved nor cancelled, except that in case a shareholder has included a proxy to vote in the circumstances envisaged in the fourth indent above, the shareholder may cancel such proxy or give new voting instructions with regard to the relevant items by written notice as described in the convening notice, before the date specified in the voting form.

13.9 Any shareholder who participates in a general meeting of the Company by the foregoing means shall be deemed to be present, shall be counted when determining a quorum and shall be entitled to vote on all agenda items of the general meeting.

13.10 The board of directors may adopt any regulations and rules concerning the participation of shareholders at general meetings in accordance with Luxembourg law including with respect to ensuring the identification of shareholders and proxyholders and the safety of electronic communications.

13.11 In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication.

Article 14. Annual general meeting of shareholders

14.1 The annual general meeting of shareholders shall be held in accordance with Luxembourg law at the Company’s registered office or at any other place in the Grand-Duchy of Luxembourg, during the second or third week of May each year, between 09.00 and 16.00 hours as finally determined by the board of directors and indicated in the convening notice.

14.2 Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the liability of the members of the board of directors.

14.3 General meetings of shareholders other than the annual general meeting may be held on the dates, at the time and at the place indicated in the notice of meeting.

Article 15. Independent Auditors

The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (“réviseurs d’entreprises”) appointed by the general meeting of shareholders for a period not exceeding three (3) years.

The independent auditor(s) may be re-elected.

They shall record the result of their audit in the reports required by law.

Article 16. Financial year

The Company’s financial year shall commence on 1 January each year and end on 31 December the same year.

Article 17. Allocation of profits

Five per cent (5%) of the Company’s net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the board of directors:

•

a global amount shall be allocated to the board of directors by way of directors’ fees (“tantièmes”). This amount may not be less than one million Euro (EUR 1,000,000). In the event that the profits are insufficient, the amount of one million Euro shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the board of directors shall be effected in accordance with the board of directors’ rules of procedure;

•	the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.

Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.

Interim dividends may be distributed under the conditions laid down by the Law by decision of the board of directors.

No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.

Article 18. Dissolution and liquidation

In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.

Article 19. Amendment of the articles of association

The present articles of association may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by the Law.

By exception to the preceding paragraph, articles 8.1, 8.4, 8.5, 8.6 and 11.2 as well as the provision of this article 19 may only be amended by a general meeting of shareholders disposing of a majority of votes representing two-thirds of the voting rights attached to the shares in the Company.

Article 20. Applicable law and jurisdiction

For all matters not governed by the present articles of association, the parties refer to the provisions of the Law.

All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the board of directors or liquidators, between members of the board of directors and liquidators, between members of the board of directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the board of directors or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

The foregoing provisions do not affect the Company’s right to bring proceedings against the shareholders, members of the board of directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

The present articles of incorporation are worded in English followed by a French version and in case of divergences between the English and the French version, the English version will prevail.

FRENCH TRANSLATION

Article 1. Forme - Dénomination sociale

La Société a pour dénomination ArcelorMittal et elle a la forme d’une société anonyme.

Article 2. Durée

La Société est établie pour une période illimitée. Elle peut être dissoute à tout moment par décision de l’assemblée générale des actionnaires statuant comme en matière de modification des statuts, conformément à l’article 19 ci-après.

Article 3. Objet

La Société a pour objet la fabrication, le traitement et le commerce de l’acier, de produits sidérurgiques et de tous autres produits métallurgiques, ainsi que de tous les produits et matériaux utilisés dans leur fabrication, leur traitement et leur commercialisation, et toutes les activités industrielles et commerciales directement ou indirectement liées à ces objets, y compris les activités minières et de recherche et la création, l’acquisition, la détention, l’exploitation et la vente de brevets, de licences, de savoir-faire et plus généralement de droits de propriété intellectuelle et industrielle.

La Société peut réaliser cet objet soit directement soit par la création de sociétés, l’acquisition, la détention et la prise de participations dans toutes sociétés de capitaux ou de personnes, et l’adhésion à toutes associations, groupements d’intérêts et opérations en commun.

D’une manière générale, l’objet de la Société comprend la participation, sous quelque forme que ce soit, dans des sociétés de capitaux ou de personnes, ainsi que l’acquisition par achat, souscription ou de toute autre manière ainsi que la cession par vente, échange ou de toute autre manière d’actions, d’obligations, de titres représentatifs de créances, de warrants et d’autres valeurs et instruments de toute nature.

Elle peut prêter assistance à toute société affiliée et prendre toute mesure de contrôle et de surveillance de telles sociétés.

Elle peut effectuer toute opération ou transaction commerciale, financière ou industrielle qu’elle estime directement ou indirectement nécessaire ou utile à l’accomplissement et au développement de son objet.

Article 4. Siège social

Le siège social et le principal établissement de la Société sont établis à Luxembourg Ville. Le siège social peut être transféré à l’intérieur de Luxembourg Ville par simple décision du conseil d’administration. Il peut être créé, par simple décision du conseil d’administration, des succursales ou bureaux tant dans le Grand-Duché de Luxembourg qu’à l’étranger.

Au cas où le conseil d’administration estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale de la Société au siège social ou la facilité de communication avec ce siège ou de ce siège avec l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales; ce transfert provisoire n’aura toutefois aucun effet sur la nationalité de la Société, laquelle nonobstant ce transfert provisoire du siège restera luxembourgeoise.

Article 5. Capital – Augmentation du capital

5.1. Le capital social émis s’élève à six milliards quatre cent vingt-huit millions cinq mille neuf cent quatre-vingt-onze euros et quatre-vingts cents (EUR 6.428.005.991,80). Il est représenté par un milliard cinq cent soixante millions neuf cent quatorze mille six cent dix (1.560.914.610) actions, sans valeur nominale, intégralement payées.

5.2. Le capital social autorisé de la Société, y compris le capital social souscrit, s’élève à sept milliards sept cent vingt cinq millions deux cent soixante mille cinq cent quatre vingt dix-neuf euros et dix-huit cents (7.725.260.599,18) représenté par un milliard sept cent soixante treize millions quatre vingt onze mille quatre cent soixante et une (1.773.091.461) actions sans valeur nominale.

5.3. Le capital souscrit et le capital autorisé de la Société peuvent être augmentés ou réduits par décision de l’assemblée générale des actionnaires statuant dans les formes et selon les conditions requises en matière de modifications des statuts conformément à l’article 19 des statuts.

5.4. Sous réserve des dispositions de la loi sur les sociétés commerciales (ci-après «la Loi»), chaque actionnaire aura un droit de souscription préférentiel en cas d’émission de nouvelles actions en contrepartie d’apports en numéraire. Ce droit de souscription préférentiel sera proportionnel à la part du capital que représentent les actions détenues par chaque actionnaire.

Le droit préférentiel de souscription pourra être limité ou supprimé par une résolution de l’assemblée générale des actionnaires prise conformément à l’article 19 des statuts.

Le droit de souscription préférentiel pourra également être limité ou supprimé par le conseil d’administration (i) lorsque l’assemblée générale des actionnaires aura, dans les conditions requises par l’article 19 des statuts et par modification des présents statuts, délégué au conseil d’administration le pouvoir d’émettre des actions et de limiter ou de supprimer le droit préférentiel de souscription durant une période fixée par l’assemblée générale et qui ne pourra excéder cinq ans, de même que (ii) dans le cadre de l’autorisation conférée par l’article 5.5 des statuts.

5.5. Le conseil d’administration est autorisé pour une période prenant effet à la date de cette assemblée générale des actionnaires et prenant fin à la date du cinquième anniversaire de la date de publication dans le Journal Officiel luxembourgeois de l’acte de l’assemblée générale tenue le 8 mai 2012, sans préjudice de tout renouvellement, à augmenter le capital social en une ou plusieurs occasions dans les limites du capital autorisé.

Le conseil d’administration est autorisé à déterminer les conditions de toute augmentation de capital, y compris par des apports en espèces ou en nature, par incorporation de réserves, de primes d’émission ou de bénéfices reportés, avec ou sans émission de nouvelles actions, ou suite à l’émission et l’exercice d’obligations subordonnées ou non subordonnées, convertibles ou remboursables par ou échangeables en actions (déterminées dans les termes à l’émission ou déterminées par la suite), ou suite à l’émission d’obligations avec warrants ou tout autre droit de souscrire à des actions, ou par l’émission de warrants ou tout autre instrument portant un droit de souscription à des actions.

Le conseil d’administration est autorisé à déterminer le prix de souscription, avec ou sans prime d’émission, la date à partir de laquelle les actions ou tout autre instrument financier portera des droits et si applicables, la durée, l’amortissement, les autres droits (y compris le remboursement anticipatif), les taux d’intérêts, les taux de conversion et les taux d’échange, de tels instruments financiers ainsi que tous autres termes et conditions de tels instruments financiers y compris quant à leur souscription, émission et paiement pour lesquels le conseil d’administration pourra faire usage de l’article 32-1 paragraphe 3 de la Loi.

Le conseil d’administration est autorisé à limiter et supprimer le droit de souscription préférentiel des actionnaires existants.

Les décisions du conseil d’administration ayant pour objet l’émission, dans le cadre de l’autorisation conférée par le présent article 5.5, de tout instrument financier portant un droit ou potentiellement un droit à des actions, seront par dérogation à l’article 9 des présents statuts, prises à la majorité des deux tiers des membres présents ou représentés.

Chaque fois que le conseil d’administration aura procédé à l’augmentation partielle ou intégrale de capital tel qu’autorisé par les dispositions ci-dessus, l’article 5 des statuts sera modifié afin de refléter cette augmentation.

Le conseil d’administration est expressément autorisé à déléguer toute personne physique ou morale pour organiser le marché des droits de souscription, accepter les souscriptions, conversions ou échanges, recevoir paiement du prix des actions, obligations, droits de souscription ou autres instruments financiers, faire constater les augmentations de capital réalisées ainsi que les modifications correspondantes à l’article 5 des statuts et faire inscrire audit article 5 des statuts le montant à concurrence duquel l’autorisation d’augmenter le capital a été effectivement utilisée et éventuellement les montants à concurrence desquels elle est réservée pour des instruments financiers pouvant donner droit à des actions.

5.6. La partie non souscrite du capital autorisé est susceptible d’être entamée par l’exercice de droits de conversion ou de souscription d’ores et déjà conférés par la Société.

Article 6. Actions

6.1. Les actions sont émises sous la seule forme nominative.

6.2. Sous réserve de l’article 6.3, la Société considérera la personne au nom de laquelle des actions sont inscrites dans le registre des actionnaires comme le titulaire de ces actions.

6.3. Toutefois, lorsque des actions sont inscrites au registre des actionnaires pour compte d’une ou de plusieurs personnes au nom d’un système de règlement d’opérations sur titres ou de l’opérateur d’un tel système, ou d’un dépositaire professionnel de titres ou de tout autre dépositaire (ces systèmes, professionnels ou autres dépositaires étant désignés ci-après comme « Dépositaires ») ou d’un sous-dépositaire désigné par un ou plusieurs Dépositaires, la Société, sous réserve d’avoir reçu de la part d’un Dépositaire auprès duquel ces actions sont tenues en compte, une confirmation en bonne et due forme, permettra à ces personnes d’exercer les droits attachés à ces actions, y compris l’admission et le vote aux assemblées générales, et considérera ces personnes comme les propriétaires des actions pour les besoins de l’article 7 des présents statuts. Le conseil d’administration pourra déterminer les conditions auxquelles devront répondre ces confirmations.

Nonobstant ce qui précède, la Société n’effectuera des paiements en espèces, en actions ou en d’autres valeurs, au titre de dividendes ou à tout autre titre, qu’entre les mains du Dépositaire ou sous-dépositaire inscrit au registre ou conformément aux instructions du Dépositaire ou du sous-dépositaire, et ce paiement sera libératoire pour la Société.

6.4. Des confirmations de l’inscription au registre des actionnaires seront remises aux actionnaires directement inscrits au registre ou, sur leur demande, aux Dépositaires ou sous-dépositaires inscrits au registre. Sauf pour les cessions effectuées conformément aux règles de fonctionnement interne du Depositaire concerné, la cession d’actions se fera par une déclaration de transfert écrite portée au registre des actionnaires, datée et signée par le cédant et le cessionnaire, ou par leurs mandataires dûment nommés. La Société peut accepter tout autre document, instrument, écrit ou correspondance comme preuve suffisante de la cession.

6.5. Dans les limites et aux conditions prévues par la Loi, la Société peut racheter ses propres actions ou les faire racheter par ses filiales.

6.6. Les actions de la Société sont indivisibles à l’égard de la Société et la Société ne reconnaît qu’un seul propriétaire pour chaque action. Les propriétaires indivis d’une action sont tenus de se faire représenter auprès de la Société par une seule et même personne afin de pouvoir exercer leurs droits.

Article 7. Droits et obligations des actionnaires

7.1. Les dispositions des articles 8 à 15 inclusivement de la loi du 11 janvier 2008 relative aux obligations de transparence sur les émetteurs de valeurs mobilières (la « Loi Transparence ») ainsi que les dispositions d’application contenues dans les réglements grand-ducaux ou de la CSSF y relatifs (tels que modifiés, complétés ou remplacés (ensemble avec la Loi Transparence, les « Réglementations des Valeurs Mobilières »)) et la sanction de la suspension des droits de vote qui y est prévue s’appliquent également (a) à toute acquisition ou cession d’actions atteignant ou entraînant le franchissement, à la hausse ou à la baisse, du seuil de deux et demi pour cent (2,5%) des droits de vote dans la Société, (b) à toute acquisition ou cession d’actions atteignant ou entraînant le franchissement, à la hausse ou à la baisse, du seuil de trois pour cent

(3%) des droits de vote dans la Société et (c) au-delà de trois pour cent (3%) des droits de vote dans la Société, à chaque acquisition ou cession d’actions atteignant ou entraînant le franchissement, à la hausse ou à la baisse, de seuils successifs de un pour cent (1%) des droits de vote dans la Société. Dans cet article 7, toute référence à une acquisition, une cession ou une détention d’actions sera considérée comme incluant une référence à l’acquisition, la cession, ou la détention des instruments financiers liés aux Réglementations des Valeurs Mobilières, et les droits de vote attachés aux actions détenues ou contrôlées par une personne devront être ajoutés aux droits de vote attachés aux actions sous-jacentes aux instruments financiers détenus par cette personne.

7.2. Toute personne qui, prenant en compte les articles 9 et 11(4) et (5) de la Loi Transparence, acquiert des actions lui conférant un droit de vote de cinq pour cent (5%) ou plus ou d’un multiple de cinq pour cent (5%) ou plus dans la Société, devra, sous peine de la suspension de son droit de vote selon les modalités de l’article 28 de la Loi Transparence, informer la Société dans un délai de dix (10) jours de bourse sur le marché de Luxembourg suivant la date à laquelle le seuil concerné est atteint ou franchi, par lettre recommandée avec accusé de réception de son intention (a) d’acquérir ou de céder des actions de la Société dans les douze (12) prochains mois, (b) de tenter d’obtenir le contrôle de la Société, ou (c) de tenter de nommer un membre au conseil d’administration de la Société.

7.3. Toute personne astreinte à une obligation de notifier à la Société l’acquisition d’actions conférant à cette personne, prenant en compte les articles 9 et 11(4) et (5) de la Loi Transparence, un quart (25%) ou plus du total des droits de vote dans la Société, sera obligée de faire, ou de faire effectuer, dans chaque pays où les valeurs mobilières de la Société sont admises à la négociation à un marché réglementé ou à un autre marché ainsi que dans chacun des pays où la Société a fait une offre publique de ses actions, une offre publique inconditionnelle d’acquisition en numéraire de toutes les actions et de tous les titres donnant accès au capital, liés au capital ou dont les droits dépendent des bénéfices de la Société (ci-après collectivement les « titres liés au capital »), que ces titres soient émis par la Société ou par des entités contrôlées ou établies par elle ou des membres de son groupe. Chacune de ces offres publiques devra se dérouler en conformité et dans le respect des prescriptions légales et réglementaires applicables aux offres publiques dans chaque Etat concerné.

Dans tous les cas, le prix devra être juste et équitable et, afin de garantir l’égalité de traitement des actionnaires et détenteurs de titres liés au capital de la Société, lesdites offres publiques devront être réalisées à ou sur base d’un prix identique qui devra être justifié par un rapport établi par un établissement financier de premier rang nommé par la Société et dont les honoraires et frais devront être avancés par la personne astreinte à l’obligation prévue au premier paragraphe de cet article 7.3.

Cette obligation de faire une offre en numéraire sans conditions ne s’appliquera pas si l’acquisition des actions de la Société par la personne effectuant cette notification a reçu l’assentiment préalable des actionnaires de la Société par une résolution adoptée conformément à l’article 19 des statuts lors d’une assemblée générale des actionnaires y inclus notamment en cas de fusion ou d’apport en nature rémunéré par une émission d’actions.

7.4. Si l’offre publique telle que décrite à l’article 7.3 des statuts n’a pas été faite endéans une période de deux (2) mois après la notification à la Société de l’augmentation de la participation donnant droit au pourcentage des droits de vote mentionné au paragraphe 1 de l’article 7.3 des statuts ou de la notification par la Société à l’actionnaire de la connaissance par la Société de la réalisation d’une telle augmentation, ou si la Société est informée qu’une autorité compétente d’un des pays où les valeurs de la Société sont admises à la négociation(ou d’un des pays où la Société a fait une offre publique de ses actions) a déterminé que l’offre publique a été effectuée en violation des prescriptions légales ou réglementaires en matière d’offres publiques applicables dans ce pays, à partir de l’expiration du susdit délai de deux (2) mois ou de la date à laquelle la Société a reçu cette information, le droit d’assister et de voter aux assemblées générales des actionnaires et le droit de recevoir des dividendes ou autres distributions seront suspendus sur les actions correspondant au pourcentage des actions détenues par l’actionnaire en question dépassant le seuil prévu au paragraphe 1 de l’article 7.3 des statuts à partir duquel une offre publique doit être faite.

L’actionnaire ayant dépassé le seuil prévu au paragraphe 1 de l’article 7.3 des statuts et qui requiert la convocation d’une assemblée générale des actionnaires conformément à l’article 70 de la Loi devra, afin de pouvoir voter à cette assemblée, avoir procédé à l’offre publique définitive et irrévocable telle que décrite à l’article 7.3 des statuts avant la tenue de cette assemblée. A défaut, le droit de vote attaché aux actions dépassant le seuil prévu au paragraphe 1 de l’article 7.3 des statuts sera suspendu.

Si, à la date de la tenue de l’assemblée générale annuelle, un actionnaire dépasse le seuil prévu au paragraphe 1 de l’article 7.3. des statuts, ses droits de vote seront suspendus à hauteur du pourcentage dépassant ledit seuil sauf au cas où l’actionnaire concerné s’engage par écrit à ne pas voter pour les actions dépassant le seuil ou si l’actionnaire a procédé définitivement et irrévocablement à l’offre publique requise par l’article 7.3. des statuts.

7.5. Les dispositions du présent article 7 ne s’appliquent pas:

(i) à la Société elle-même pour les actions qu’elle détiendrait directement ou indirectement,

(ii) aux Dépositaires, agissant en cette qualité pour autant que lesdits Dépositaires ne puissent exercer les droits de vote attachés à ces actions que sur instruction du propriétaire des actions, les dispositions de l’article 7 s’appliquant alors au propriétaire des actions,

(iii) à toute cession et à toute émission d’actions par la Société dans le cadre d’une fusion ou une opération similaire ou de l’acquisition par la Société de toute autre société ou activité,

(iv) à l’acquisition d’actions résultant d’une offre publique d’acquisition de toutes les actions de la Société et de tous les titres liés au capital,

(v) à l’acquisition ou à la cession d’une participation restant inférieure à dix pour-cent (10%) du total des droits de vote par un teneur de marché agissant en cette qualité, pour autant :

a) qu’il soit agréé par son Etat membre d’origine en vertu de la directive 2004/39/CE ; et

b) qu’il n’intervienne pas dans la gestion de la Société ni n’exerce une influence pour pousser la Société à acquérir ses actions ou à en soutenir le prix.

7.6. Les droits de vote sont calculés sur la base de l’ensemble des actions auxquelles sont attachés des droits de vote, même si l’exercice de ceux-ci est suspendu.

Article 8. Conseil d’administration

8.1. La Société est administrée par un conseil d’administration composé de trois membres (3) au moins et de dix-huit (18) membres au plus qui seront tous, à l’exception de l’administrateur-président de la direction générale (Chief Executive Officer), non exécutifs. Aucun des membres du conseil d’administration, autre que l’administrateur-président de la direction générale de la Société (Chief Executive Officer), n’aura un mandat de gestion ou une fonction de gestion au sein de la Société ou de toute autre entité contrôlée par la Société.

La moitié du conseil d’administration au moins sera composée de membres indépendants. Un membre du conseil sera considéré comme « indépendant », si (i) il est indépendant au sens du manuel de la société cotée de la Bourse de New York, New York Stock Exchange, (le « Manuel de la Société Cotée »), tel qu’il peut être modifié, ou de toute autre disposition le remplaçant, sous réserve des exemptions applicables aux émetteurs privés étrangers, et si (ii) il n’est pas affilié à un actionnaire détenant ou contrôlant plus de deux pour cent (2%) du capital social émis de la Société (pour les besoins du présent article, une personne est considérée comme étant affiliée à un actionnaire si elle en est un dirigeant, un administrateur également employé par l’actionnaire, un associé indéfiniment responsable, un gérant ou un actionnaire de contrôle).

8.2. Les membres du conseil d’administration n’auront pas à être actionnaire de la Société.

8.3. Les membres du conseil d’administration seront élus par les actionnaires lors de l’assemblée générale annuelle ou à l’occasion de toute autre assemblée générale des actionnaires pour une période prenant fin à la date déterminée lors de leur nomination et, s’agissant des nominations postérieures au 13 novembre 2007 (hors cas du remplacement d’administrateurs en cours de mandat), lors de la troisième assemblée générale annuelle suivant la date de leur nomination.

8.4. A toute assemblée générale des actionnaires tenue après le 1er août 2009, l’Actionnaire Mittal (tel que défini ci-dessous) peut, à sa discrétion, décider d’exercer le droit de représentation proportionnelle prévu dans le présent article et proposer des candidats à nommer en tant que membres du conseil d’administration (les « Candidats de l’Actionnaire Mittal ») comme suit. Lors de l’exercice par l’Actionnaire Mittal du droit de représentation proportionnelle prévu dans cet article,

l’assemblée générale des actionnaires élira, parmi les Candidats de l’Actionnaire Mittal, un nombre de membres du conseil d’administration déterminé par l’Actionnaire Mittal, de façon à ce que le nombre de membres du conseil d’administration ainsi élu parmi les Candidats de l’Actionnaire Mittal, ajouté au nombre de membres du conseil d’administration en fonction élu par le passé parmi les Candidats de l’Actionnaire Mittal, n’excède pas la Représentation Proportionnelle. Pour les besoins de cet article, la « Représentation Proportionnelle » signifie le produit du nombre total de membres du conseil d’administration après le ou les élections proposées et du pourcentage du capital total émis et en circulation de la Société détenu, directement ou indirectement par l’Actionnaire Mittal à la date de l’assemblée générale des actionnaires considérée, ce produit étant arrondi à la plus proche unité. Lors de l’exercice du droit de Représentation Proportionnelle octroyé par le présent article, l’Actionnaire Mittal indiquera le nombre de membres du conseil d’administration que l’assemblée générale des actionnaires devra élire parmi les Candidats de l’Actionnaire Mittal, ainsi que l’identité des Candidats de l’Actionnaire Mittal. Pour les besoins de cet article, l’ « Actionnaire Mittal » signifie collectivement Mr. Lakshmi N. Mittal ou Mme Usha Mittal ou chacun de leurs héritiers ou successeurs, agissant directement ou indirectement par l’intermédiaire de Mittal Investments S.à r.l., ISPAT International Investments S.L. ou toute autre entité contrôlée, directement ou indirectement, par l’un d’eux. Les dispositions de cet article ne limiteront en aucune façon les droits que l’Actionnaire Mittal pourrait avoir par ailleurs de proposer et voter en faveur de l’élection de tout administrateur conformément à ses droits généraux d’actionnaire.

8.5. Un membre du conseil d’administration peut être révoqué avec ou sans motif et peut être remplacé à tout moment par l’assemblée générale des actionnaires dans le respect des dispositions relatives à la composition du conseil d’administration qui précèdent.

Au cas où le poste d’un administrateur devient vacant à la suite de son décès ou de sa démission ou pour toute autre raison, les administrateurs restants pourront à la majorité simple des voix valablement exprimées élire un administrateur pour remplir provisoirement les fonctions attachées au poste devenu vacant jusqu’à la prochaine assemblée générale des actionnaires dans le respect des dispositions relatives à la composition du conseil qui précèdent.

8.6. A l’exception d’un conseil d’administration réuni pour nommer un administrateur conformément aux dispositions du deuxième alinéa de l’article 8.5 afin de pourvoir un poste vacant, ou pour convoquer une assemblée générale des actionnaires afin de délibérer sur l’élection de Candidats de l’Actionnaire Mittal, et sauf en cas de danger grave et imminent nécessitant une décision du conseil d’administration qui devra être approuvée par les administrateurs élus parmi les Candidats de l’Actionnaire Mittal, le conseil d’administration de la Société ne sera pas valablement constitué et ne pourra pas valablement se réunir jusqu’à ce que l’assemblée générale des actionnaires ait élu le nombre de membres du conseil d’administration requis conformément à l’article 8.4 parmi les Candidats de l’Actionnaire Mittal.

8.7. L’assemblée générale peut, en sus des tantièmes déterminés conformément à l’article 17 ci-après, allouer aux administrateurs une rémunération fixe et des jetons de présence et décider sur proposition du conseil d’administration, la prise en charge des dépenses encourues par les administrateurs pour assister aux réunions, à imputer aux charges.

Le conseil d’administration est également autorisé à rémunérer les administrateurs pour des fonctions ou missions spéciales.

8.8. La Société indemnisera, dans la mesure la plus large permise par la loi luxembourgeoise, tout administrateur ou membre de la direction générale, ainsi que tout ancien administrateur ou membre de la direction générale, des frais, charges et dépenses, raisonnablement engagés par lui dans le cadre de la défense ou du règlement (y compris sous forme de transaction) de tous actions, procès ou procédures civiles, pénales ou administratives auxquels il aura été partie en sa qualité d’ancien ou d’actuel administrateur ou membre de la direction générale de la Société.

Nonobstant ce qui précède, l’ancien ou l’actuel administrateur ou membre de la direction générale n’aura droit à aucune indemnisation s’il est finalement condamné pour négligence grave, fraude, dol, malhonnêteté ou pour une infraction pénale ou s’il apparaît finalement qu’il n’a pas agi honnêtement et de bonne foi et avec la conviction raisonnable qu’il agissait dans le meilleur intérêt de la Société.

Le droit à indemnisation sera maintenu en cas de transaction au titre de tous actions, procès ou procédures civiles, pénales ou administratives.

Les dispositions susvisées bénéficieront également aux héritiers et ayants droits de l’ancien ou de l’actuel administrateur ou membre de la direction générale et sont sans préjudice de tous autres droits à indemnisation dont il pourrait disposer par ailleurs.

Sous réserve des procédures dont le conseil d’administration pourrait décider la mise en place, les sommes engagées dans le cadre de la préparation et de la mise en œuvre de la défense contre tous actions, procès ou procédures rentrant dans le champ d’application du présent article 8.8 pourront être avancées par la Société à l’ancien ou à l’actuel administrateur ou membre de la direction générale concerné, à condition que ce dernier s’engage par avance et par écrit à l’égard de la Société à lui restituer l’intégralité des sommes s’il s’avère en définitive qu’il n’a pas droit à une indemnisation en vertu du présent article 8.8.

Article 9. Procédures des réunions du conseil d’administration

Le conseil d’administration choisira parmi ses membres un président du conseil d’administration (le “Président du conseil d’administration”) (Chairman of the board of directors) et si jugé opportun un président (le “Président”) (President) et un ou plusieurs vice-présidents et fixera la durée de leur fonction, qui ne peut excéder leur nomination en tant qu’administrateur.

Le conseil d’administration se réunira, sur la convocation du Président du conseil d’administration (Chairman of the board of directors) ou du Président (President) ou d’un vice-président ou de deux (2) administrateurs, au lieu indiqué dans l’avis de convocation.

Les réunions du conseil d’administration seront présidées par le Président du conseil d’administration (Chairman of the board of directors) ou le Président (President) et en leur absence par un vice-président. En l’absence du Président du conseil d’administration (Chairman of the board of directors), du Président (President) et de(s) vice(s)-président(s), le conseil d’administration désignera à la majorité un président pro tempore pour la réunion concernée.

Une convocation écrite sera adressée à tous les administrateurs pour toute réunion du conseil d’administration au moins cinq (5) jours avant la date prévue pour la réunion, sauf s’il y a urgence, auquel cas la nature de cette urgence sera mentionnée dans l’avis de convocation. La convocation sera faite par lettre ou par télécopie ou par courrier électronique ou par tout autre moyen de communication assurant l’authenticité du document ainsi que l’identification de la personne auteur du document. Il peut être renoncé à la convocation moyennant l’assentiment de chaque administrateur donné en la même forme que celle requise pour la convocation. Une convocation spéciale ne sera pas requise pour les réunions du conseil d’administration se tenant aux jours, heures et endroits déterminés dans une résolution préalablement adoptée par le conseil d’administration.

Chaque administrateur pourra, pour toute réunion du conseil d’administration, désigner un autre administrateur pour le représenter et voter en ses nom et place, un même administrateur ne pouvant représenter qu’un seul de ses collègues. La désignation du représentant se fera en la même forme que celle requise pour les convocations. Le mandat n’est valable que pour une seule séance ainsi que, le cas échéant, pour toute séance ultérieure dans la mesure où elle aura le même ordre du jour.

Le conseil d’administration ne pourra délibérer et agir valablement que si la majorité des administrateurs est présente ou représentée. Les décisions sont prises à la majorité simple des voix valablement exprimées des administrateurs présents ou représentés. Aucun des membres du conseil, en ce compris le Président du conseil d’administration (Chairman of the board of directors), le Président (President) et le(s) vice(s)-président(s), n’a une voix prépondérante.

Un administrateur peut prendre part à une réunion du conseil d’administration et être considéré comme y étant présent par conférence téléphonique ou par tout autre moyen de télécommunication permettant à toutes les personnes participant à la réunion de s’entendre et de se parler.

Si tous les administrateurs sont d’accord avec les décisions à prendre, les décisions en question peuvent également être prises par écrit, sans que les administrateurs aient à se réunir. A cette fin, les administrateurs peuvent exprimer leur accord par écrit y compris par télécopie ou par tout autre moyen de communication assurant l’authenticité du document ainsi que l’identification de l’administrateur auteur du document. Cet accord peut être donné sur des instruments distincts, qui ensemble constituent le procès-verbal de ces décisions.

Article 10. Procès-verbaux des réunions du conseil d’administration

Les procès-verbaux des réunions du conseil d’administration seront signés par celui qui aura présidé la réunion et par ceux des administrateurs ayant assisté à la réunion qui en font la demande.

Les copies ou extraits des procès-verbaux destinés à servir en justice ou ailleurs seront signés par le Président du conseil d’administration (Chairman of the board of directors) ou le Président (President) ou un vice-président.

Article 11. Pouvoirs du conseil d’administration

11.1. Le conseil d’administration a les pouvoirs les plus étendus d’administration et de gestion de la Société. Tous pouvoirs non expressément réservés à l’assemblée générale par la Loi ou par les présents statuts sont de la compétence du conseil d’administration.

11.2. Le conseil d’administration peut décider de créer des comités chargés de considérer les affaires soumises par le conseil, en ce compris un comité d’audit et un comité de nominations, rémunérations et de gouvernance d’entreprise. Le comité d’audit sera composé exclusivement d’administrateurs indépendants tels que définis dans l’article 8.1.

11.3. Le conseil d’administration peut déléguer ses pouvoirs de gestion journalière des affaires de la Société et la représentation de la Société dans la conduite de ces affaires à un ou plusieurs directeurs généraux, directeurs ou autres agents qui peuvent ensemble constituer une direction générale délibérant en conformité avec les règles fixées par le conseil d’administration. Le conseil d’administration peut également déléguer des pouvoirs spéciaux et conférer des mandats spéciaux à toute personne.

Article 12. Signatures autorisées

La Société sera engagée par la signature conjointe ou individuelle de toutes personnes auxquelles ce pouvoir de signature aura été délégué par le conseil d’administration.

Article 13. Assemblée des actionnaires - Généralités

13.1 Toute assemblée générale régulièrement constituée des actionnaires de la Société représente l’ensemble des actionnaires de la Société. Elle disposera des pouvoirs les plus étendus pour ordonner, mettre en oeuvre ou ratifier tous actes en rapport avec les opérations de la Société.

13.2 Les assemblées générales sont convoquées au moins 30 jours avant la date de l’assemblée. Si l’assemblée générale est reconvoquée en raison de l’absence de quorum, la convocation pour cette dernière est publiée au moins 17 jours avant la date de l’assemblée.

13.3 La date d’enregistrement pour les assemblées générales est le 14ème jour à minuit (24:00 heures) (heure de Luxembourg) précédant la date de l’assemblée générale (la « Date d’Enregistrement »). Les actionnaires notifient à la Société leur intention de participer à l’assemblée générale et la communiquent par voie postale ou électronique à l’adresse postale ou électronique indiquée sur la convocation, au plus tard à la date déterminée par le conseil d’administration, qui ne peut être antérieure à la Date d’Enregistrement indiquée dans la convocation.

13.4 Les documents destinés à être présentés aux actionnaires en relation avec l’assemblée générale sont mis à disposition sur le site internet de la Société à partir de la date de la première publication de la convocation à l’assemblée générale, conformément au droit luxembourgeois.

13.5 Les assemblées générales des actionnaires seront présidées par le Président du conseil d’administration (Chairman of the board of directors) ou le Président (President) et en leur absence par un vice-président. En l’absence du Président du conseil d’administration (Chairman of the board of directors), du Président (President) et du (des) vice(s)-président(s), l’assemblée générale des actionnaires sera présidée par le plus ancien des administrateurs présents.

13.6 Chaque action donne droit à une voix. Chaque actionnaire pourra se faire représenter à toute assemblée générale des actionnaires au moyen d’une procuration donnée par écrit,la désignation d’un mandataire devant être notifié à la Société par voie postale ou électronique à l’adresse postale ou électronique indiquée dans la convocation.

13.7 Sauf disposition légale ou statutaire contraire, les résolutions prises aux assemblées générales seront adoptées à la majorité simple des voix valablement exprimées des actionnaires présents ou représentés.

13.8 A l’occasion de l’organisation d’une assemblée générale, le conseil d’administration peut de manière discrétionnaire décider d’autoriser les actionnaires à participer à l’assemblée générale par voie électronique par le biais notamment des formes de participation suivantes : (i) transmission de l’assemblée générale en temps réel; (ii) communication bi-directionnelle en temps réel permettant aux actionnaires de s’adresser à l’assemblée générale à partir d’un lieu éloigné; ou (iii) un mécanisme permettant de voter, que ce soit avant ou pendant l’assemblée générale, sans qu’il soit nécessaire de désigner un mandataire devant être physiquement présent lors de l’assemblée.

Le conseil d’administration peut également décider que les actionnaires peuvent voter à distance par correspondance au moyen d’un formulaire fourni par la Société comprenant les mentions suivantes:

-	le nom, l’adresse et toute autre information appropriée concernant l’actionnaire,

-	le nombre des votes que l’actionnaire souhaite exprimer, le sens de son vote, ou son abstention,

-	l’ordre du jour, y compris le texte des projets de résolutions,

-	à la discrétion de la Société, la possibilité de donner procuration de vote pour toute nouvelle résolution ou toute modification aux résolutions qui seraient proposées à l’assemblée ou annoncées par la Société après la remise par l’actionnaire du formulaire de vote par correspondance,

-	le délai dans lequel le formulaire et la confirmation mentionnés ci-dessous doivent être reçus par ou pour le compte de la Société, et

-	la signature de l’actionnaire.

L’actionnaire utilisant un tel formulaire qui n’est pas directement inscrit au registre des actionnaires, devra annexer au formulaire une confirmation des actions détenues par lui à la Date d’Enregistrement telle que prévue à l’article 6.3. Une fois que des formulaires de vote par correspondance auront été remis à la Société, ils ne pourront plus être retirés ou annulés, excepté le cas où l’actionnaire a inclus une procuration afin que ses actions soient votées dans l’hypothèse envisagée au quatrième tiret ci-dessus. Cet actionnaire peut annuler cette procuration ou donner de nouvelles instructions de vote sur les points concernés par avis écrit avant la date indiquée au formulaire de vote en suivant les instructions de l’avis de convocation.

13.9 Tout actionnaire qui participe à l’assemblée générale de la Société par lesdits moyens de communication sera considéré comme étant présent, sera pris en compte dans le calcul du quorum et aura le droit de voter sur tous les points de l’ordre du jour de l’assemblée générale.

13.10 Le conseil d’administration peut adopter tout autre règlement et toute autre règle relatifs à la participation des actionnaires aux assemblées générales conformément au droit luxembourgeois, y compris en ce qui concerne l’identification des actionnaires et des mandataires et la sécurité des communications électroniques.

13.11 Si tous les actionnaires sont présents ou représentés à une assemblée générale des actionnaires et s’ils déclarent avoir été informés de l’ordre du jour de l’assemblée générale, l’assemblée générale pourra être tenue sans convocation ou publication préalables.

Article 14. Assemblée générale annuelle des actionnaires

14.1 L’assemblée générale annuelle des actionnaires se tiendra conformément à la loi luxembourgeoise au siège social de la Société ou à tout autre endroit du Grand-Duché de Luxembourg au cours de la seconde ou troisième semaine du mois de mai de chaque année, entre 09.00 et 16.00 heures, tel que décidé par le conseil d’administration et indiqué dans la convocation.

14.2 Après l’approbation des comptes annuels et des comptes consolidés, l’assemblée générale décidera par vote spécial la décharge de la responsabilité des administrateurs.

14.3 Des assemblées générales des actionnaires autres que l’assemblée générale annuelle pourront se tenir aux jours, heure et lieu indiqués dans les avis de convocation.

Article 15. Réviseurs d’entreprises

Le contrôle des comptes annuels et des comptes consolidés et de la concordance du rapport de gestion avec les comptes sera confié à un ou plusieurs réviseurs d’entreprises désignés par l’assemblée générale des actionnaires pour une période ne pouvant dépasser trois (3) ans.

Le ou les réviseurs d’entreprise(s) seront rééligibles.

Ils consigneront le résultat de leur contrôle dans les rapports exigés par la loi.

Article 16. Exercice social

L’exercice social de la Société commencera le premier janvier de chaque année et se terminera le 31 décembre de la même année.

Article 17. Affectation des bénéfices

Il sera prélevé sur le bénéfice net annuel de la Société cinq pour cent (5%) qui seront affectés à la réserve prévue par la Loi. Ce prélèvement cessera d’être obligatoire lorsque cette réserve aura atteint dix pour-cent (10%) du capital souscrit. Cette obligation reprendra du moment que ce dixième est entamé.

Le surplus du bénéfice net sera affecté comme suit par l’assemblée générale des actionnaires, sur proposition du conseil d’administration:

•

un montant global sera alloué au conseil d’administration à titre de tantièmes. Ce montant ne pourra pas être inférieur à un million d’euros (1.000.000 EUR). En cas d’insuffisance du résultat, le montant d’un million d’euros sera imputé en tout ou en partie aux charges. La répartition de cette somme entre les membres du conseil d’administration sera effectuée conformément au règlement intérieur du conseil;

•	le solde sera distribué à titre de dividendes aux actionnaires, ou affecté aux réserves, ou reporté à nouveau.

Lorsque, sur conversion de titres convertibles ou échangeables en actions de la Société, la Société procède à l’émission de nouvelles actions ou à l’attribution d’actions propres, ces actions, à moins que les conditions d’émission de ces titres convertibles ou échangeables n’en disposent autrement, ne participent pas à la distribution des dividendes pour l’exercice comptable qui précède la conversion ou l’échange.

Des acomptes sur dividendes pourront être distribués dans les conditions prévues par la loi sur décision du conseil d’administration.

Aucun intérêt ne sera payé sur les dividendes déclarés et non payés qui seront détenus par la Société pour le compte des actionnaires.

Article 18. Dissolution et liquidation

En cas de dissolution de la Société, il sera procédé à la liquidation par les soins d’un ou de plusieurs liquidateurs, personnes physiques ou morales, qui seront nommés par l’assemblée générale des actionnaires qui déterminera leurs pouvoirs et leur rémunération.

Article 19. Modification des statuts

Les présents statuts pourront être modifiés en temps et lieu qu’il appartiendra par une assemblée générale des actionnaires soumise aux conditions de quorum et de vote requises par la Loi.

Par dérogation au paragraphe précédent, les articles 8.1, 8.4, 8.5, 8.6 et 11.2 ainsi que les dispositions du présent article 19 ne pourront être modifiés que par une assemblée générale des actionnaires moyennant une majorité des votes représentant deux tiers des droits de vote attachés aux actions de la Société.

Article 20. Loi applicable et compétence judiciaire

Pour toutes les matières qui ne sont pas réglées par les présents statuts, les parties se réfèrent aux dispositions de la Loi.

Toutes les contestations qui peuvent s’élever, durant la durée de la Société ou lors de sa liquidation, entre actionnaires, entre les actionnaires et la Société, entre actionnaires et administrateurs ou liquidateurs, entre administrateurs et liquidateurs, entre administrateurs ou entre liquidateurs, de la Société, en raison des affaires sociales, sont soumises à la juridiction des tribunaux compétents du siège social. A cet effet, tout actionnaire, administrateur et liquidateur sera tenu de faire élection de domicile dans l’arrondissement du tribunal du siège social et toutes les assignations ou significations seront régulièrement délivrées à ce domicile élu, sans avoir égard au domicile actuel; à défaut d’élection de domicile, les assignations ou significations seront valablement faites au siège social de la Société.

Les dispositions qui précèdent ne préjudicient pas du droit de la Société d’agir contre les actionnaires, administrateurs ou liquidateurs de la Société devant toutes autres juridictions ayant compétence à cet effet à un autre titre et de faire toutes assignations ou significations par d’autres moyens aptes à permettre au défendeur d’assumer sa défense.

Les présents statuts sont rédigés en anglais, suivis d’une version française et en cas de divergences entre le texte anglais et le texte français, la version anglaise fera foi.

POUR COPIE CONFORME DES STATUTS COORDONNES,

Belvaux, le 14 mai 2012.